SECOND AMENDMENT
                                   TO
               LEASE TERMINATION AND RENT PAYMENT AGREEMENT

THIS SECOND AMENDMENT, dated as of June 14, 1994, is made by and between Sammamish Park Place II Limited Partnership, a Washington limited partnership ("Landlord"), and DJ&J Software Corporation, a Washington corporation, d.b.a. Egghead Software ("Tenant" or "Egghead") (hereinafter "Second Amendment").

THIS SECOND AMENDMENT relates to that Lease Termination And Rent
Payment Agreement, as amended, dated the 14th day of June, 1994, between Landlord and Tenant ("Lease Termination Agreement").

                               RECITALS

A.	For the monies paid by Egghead to Landlord under the Lease
Termination Agreement, Landlord, as agent for Vyzis Company, a Washington corporation, and partnerships in which Vyzis Company has an ownership or management interest, Egghead desires and Landlord is willing to provide for Egghead space for conference room and/or storage area use on the terms set forth in this Second Amendment.

B.	All capitalized terms used in this Second Amendment have the same meaning as set forth in the Lease Termination Agreement, except as otherwise indicated in this Second Amendment.

NOW THEREFORE, Egghead and Landlord agree as follows:

1	Space.

1.1  Leased Space.  Landlord, as agent for Vyzis Company, a
Washington corporation, other partnerships in which Vyzis Company has an ownership or management interest, and Factoria Heights, a Washington general partnership (hereinafter "Factoria Heights"), leases to Egghead approximately 7,000 rentable square feet (the "Space") initially as shown on attached Exhibit "A-1" on the first floor of the Newport Heights Building (the "Building"). The location of the Space and the Building may be changed by Landlord from time to time as provided in
Section 1.4 of this Second Amendment. The Space initially leased hereunder, together with and including other property owned by Factoria Heights, a Washington general partnership, are legally described on attached Exhibit "A". The Space may be used for conference room and/or storage area use.

1.2. Acceptance of Property. Egghead accepts the Space, and all substituted Space, in its condition on the date Egghead occupies it, to-wit: "as is".

1.3 Access to Space. Egghead is granted the right of 24 hour a day access to the Space in the Building. Upon Egghead's vacating the Space, the Space shall be left in the condition in which it was received by Egghead.

1.4 Change in Location of Space. Upon five (5) days prior written notice from Landlord to Egghead that Landlord (or Factoria Heights or any other entity for which Landlord is acting as agent under this Second Amendment) requires use of the Space, and has arranged substitute Space in the same or a substitute Building, Egghead shall vacate the Space and relocate to the substitute Space or Building in the greater Eastside area in King County, Washington (in which building Vyzis Company has an ownership or management interest). The written notice from Landlord shall include a description of the Space to which Egghead shall relocate, which shall become a new Exhibit A and A-1 to this Second Amendment upon being initialed by both parties. All expenses of moving shall be Egghead's responsibility.

2.	Term of the Space Lease.  The term for the lease of the Space under this Second Amendment shall commence on September 1, 1994
("Commencement Date") and shall terminate on the earlier of the date this Second Amendment terminates, or the date the New Lease (as defined in Section 13 of the Lease Termination Agreement) commences.

3.	Rent.  The annual rent payable to Landlord for the Space is the amount set forth in Paragraph 8 or 9 of the Lease Termination Agreement, on the terms set forth therein.

4.	Personal Property Removal.  At any time and from time to time during the term of this Second Amendment and whether or not Egghead is in default hereunder, Egghead may remove any or all of Egghead's property from the Space; provided, Egghead shall be responsible for any damage to the Building or real property in connection therewith. Upon the expiration or earlier termination or cancellation of this Second Amendment, Egghead will immediately remove all of its property from the Space.

5.	Assignment and Subletting.  Egghead shall not have the right to assign or sublet the Space or any part thereof.

6.	Damage to Egghead's Property  Landlord or its agents shall not be liable for any damage to Egghead's property in the Space. Landlord or its agents shall not be liable for interference with light or other incorporeal heraditaments, nor shall Landlord be liable for any latent defect in the Space or in the Building. Egghead shall give prompt notice to Landlord in case of fire or accidents in the Space or in the Building or of defects therein or in the fixtures or equipment. Egghead has no obligation to repair or improve the Space, but need only comply with Section 1.3 above.

7.	Indemnification.  Both parties shall indemnify, defend and hold the other harmless from all claims arising from their respective use and control of the Space or Building or the conduct of its business or from any activity, work, or thing done, permitted or suffered by that party in or about the Space or Building. Both parties shall further indemnify, defend and hold the other harmless from all claims arising from any breach or default in the performance of any obligation to be performed by that party under the terms of this Second Amendment, or arising from any act, neglect, fault or omission of that party or of its agents or employees, and from and against all costs, attorneys' fees, expenses, and liabilities incurred in or about such claim or any action or proceeding brought thereon. In case any action or proceeding shall be brought against one party by reason of any such claim against the other, upon notice from the first party, the second party shall defend the first party at its expense by counsel approved in writing by the first party; provided that the foregoing provision shall not be construed to make either party responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the negligence of the other, or its officers, contractors, agents or employees.

8.	Waiver of Subrogation.  Egghead and Landlord agree to mutually release each other from liability, and waive all right of recovery against the other and hereby exercise all waivers of subrogation of their respective insurers, for any loss of or damage to the property of each, including earnings derived therefrom caused by or resulting from fire, the perils of the commonly referred to Extended Coverage Endorsement and leakage from automatic sprinkler systems, if any, or from perils insured against under any insurance policies maintained by the parties hereto.

9.	Condemnation/Casually.  If due to fire, the elements or the
exercise of the right of eminent domain or other authority of law, the Space shall become untenantable, dangerous or unfit for Egghead's use, and no substitute Space can be obtained through reasonable diligence by the Landlord, this Second Amendment shall be considered terminated and of no further force and effect. The payment payable under the Lease Termination Agreement shall continue to be payable in full.

10.	Default.  Landlord may terminate this Second Amendment upon the happening of any of the following:

a. The making by Egghead of an assignment for benefit of its creditors;
b. The levying of a writ of execution or attachment on or against the Space as the property of Egghead if the same is not released or discharged within 90 days thereafter;
c. Institution of proceedings in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of Egghead, or for its adjudication of the property of Egghead, and said proceedings are not dismissed and any receiver, trustee or liquidator appointed therein discharged, within 90 days after the institution of said proceedings;
d. Egghead creates a mechanic's lien or claim therefor against the land or Building of which the Space are a part and the same is not released, or otherwise provided with an the indemnification of Landlord, within 10 days after written notice thereof first given to Egghead; or
e. The failure of Egghead to pay an installment of rent on the date due as provided in Paragraph 3 of this Second Amendment.

11.	Termination of Second Amendment.  This Second Amendment terminates on November 1, 1999, if not terminated earlier hereunder, regardless of any remaining term or extension under the Microsoft Lease.

12.	Waiver of Lien.  Landlord hereby waives any lien upon Egghead's property in the Space whether such lien is created by common law, by statute or otherwise and whether such lien may presently exist or may be created in the future.

13.	Subordination/Attornment.  Egghead agrees to subject and
subordinate the lease of the Space under this Second Amendment and to attorn at all times to the lien of any mortgage(s) deed(s) of trust and other encumbrances hereinafter placed upon Landlord's interest in the Space and on the land and Building of which the Space are a part, or upon any building of which the Space forms a part.

14.	Limitations of Liability.  In consideration of the benefits
accruing hereunder, Egghead and all successors covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord; then in any suit by Egghead for such breach:

a. The sole and exclusive remedy shall be against the Landlord's interest in the Building;
b. No general or limited partner of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of the partnership);
c. No service of process shall be made against any general or limited partner of Landlord (except as may be necessary to secure jurisdiction of the partnership);
d. No general or limited partner of Landlord shall be required to answer or otherwise plea to any service or process;
e. No judgment will be taken against any general or limited partner of Landlord;
f. Any judgment taken against any general or limited partner of Landlord may be vacated and set aside at any time nunc pro tunc;
g. No writ of execution will ever be levied against the asset of any general or limited partner of Landlord;
h. These covenants and agreements are enforceable both by Landlord and also by any partner of Landlord.

15.	Successors.  This Second Amendment and the covenants and terms herein contained shall bind and inure to the benefit of the parties hereto, their heirs, successors, executors and administrators.

16.	Construction and Interpret.  The headings or titles to the
sections of this Second Amendment are not a part of this Second
Amendment and shall have no effect upon the construction or interpretation of any part hereof.

17.	Exhibits.  All exhibits attached to this Second Amendment are incorporated herein by reference.

18.	Counterparts.  This Agreement may be executed in duplicate, each of which shall be deemed an original and in counterparts, together which shall constitute one and the same Agreement.

19.	Ratification.  Except as is herein amended, the Lease Termination
Agreement is hereby ratified and confirmed and all other terms of the Lease Termination Agreement shall remain in full force and effect, unaltered and unchanged by this subsequent agreement.

IN WITNESS WHEREOF, the respective parties hereto have executed this First Amendment or caused this First Amendment to be executed by their duly authorized representatives the day and year first hereon written.

                                Sammamish Park Place II Limited Partnership, a Washington limited partnership

                                By: Vyzis Company, a Washington corporation, Managing General Partner

                                By:  Basil D. Vyzis, President

                                DJ&J Software Corporation,
                                a Washington corporation,
                                d.b.a. Egghead Software

                                By:  Ronald J. Smith, Vice President

ACKNOWLEDGED AND AGREED:

Executed contemporaneous with Landlord's execution of this Second
Amendment, Vyzis Company, a Washington corporation, and Factoria
Heights, a Washington general partnership, by execution below by duly authorized representatives, hereby agree to the obligations contained in this Second Amendment

                           Vyzis Company, a Washington corporation,

                           By:  Cheryl Smith, Executive Vice President

                           Factoria Heights, a Washington general partnership,

                           By:  Basil D. Vyzis, Managing General Partner


                         LANDLORD'S ACKNOWLEDGMENT


STATE OF WASHINGTON

COUNTY OF KING

On this 3rd day of October, 1994, before me the undersigned, a Notary Public in and for the State of Washington, personally appeared Basil D. Vyzis, the President of Vyzis Company, to me known to be the corporation that is the Managing General Partner of Sammamish Park Place II Limited Partnership, the partnership that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership, for the uses and purposes therein mentioned, and on oath stated that she/he is authorized to execute the said instrument on behalf of the partnership.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Name (Printed):  Sheila J. Gill
NOTARY PUBLIC in and for the State
of
Washington, residing at Kirkland
My commission expires:  5-25-96

                          EGGHEAD'S ACKNOWLEDGMENT


STATE OF WASHINGTON

COUNTY OF KING

On this 23rd day of September, 1994, before me the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Ronald J. Smith to me known to be the Vice President of DJ&J Software Corporation, the corporation that executed the within and foregoing instrument, and acknowledged the same instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute said instrument.

IN WITNESS WHEREOF my hand and official seal hereto affixed the day and year in this instrument above written.

Name (Printed):  Alice L. Ferguson
NOTARY PUBLIC in and for the State
of
Washington, residing at Kirkland
My commission expires:  12-05-97

                      VYZIS COMPANY ACKNOWLEDGMENT


STATE OF WASHINGTON

COUNTY OF KING

On this 3rd day of October, 1994, before me the undersigned, a Notary Public in and for the State of Washington, personally appeared Cheryl
A. Smith, the Executive Vice President of Vyzis Company, to me known to be the corporation that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership, for the uses and purposes therein mentioned, and on oath stated that she/he is authorized to execute the said instrument on behalf of the partnership.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Name(Printed):  Sheila J. Gill
NOTARY PUBLIC in and for the State
of
Washington, residing at  Kirkland
My commission expires:  5-25-96





                        FACTORIA HEIGHTS ACKNOWLEDGMENT

STATE OF WASHINGTON

COUNTY OF KING

On this 3rd day of October, 1994, before me, a Notary Public in and for the State of Washington, personally appeared BASIL D. VYZIS, to me known to be the Managing General Partner of Factoria Heights, the general partnership that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership, for the uses and purposes therein mentioned, and on oath stated that he is authorized to execute the said instrument on behalf of the partnership.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Name (Printed):  Sheila J. Gill
NOTARY PUBLIC in and for the State
of
Washington, residing at Kirkland
My commission expires:  5-25-96



                                EXHIBIT "A"
                            LEGAL DESCRIPTION


This exhibit is a continuation of that certain Second Amendment dated June 14, 1994, between Sammamish Park Place II Limited Partnership, a Washington limited partnership ("Landlord"), and D J & J Software Corporation, a Washington corporation, d.b.a. Egghead Software, on real property in King County, Washington, and by this reference shall become part of that agreement.

LEGAL DESCRIPTION:  NEWPORT HEIGHTS

Lot B of Short Plat No. 83-24, according to the Short Plat Survey recorded under King County Recording No. 8407179002;

Situate in the City of Bellevue, County of King, State of Washington.



                                 EXHIBIT "A-1"
                                     SPACE

This exhibit is a continuation of that certain Second Amendment dated June 14, 1994, between Sammamish Park Place II Limited Partnership, a Washington limited partnership ("Landlord"), and DJ&J Software Corporation, a Washington corporation, d.b.a. Egghead Software, on real property in King County, Washington, and by this reference shall become part of that agreement.